Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	April 3, 2006

21st CENTURY INSURANCE GROUP ANNOUNCES THE ELECTION OF THOMAS R. TIZZIO TO ITS BOARD OF DIRECTORS

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today announced the election of Thomas R. Tizzio to its Board of Directors.

Mr. Tizzio retired from American International Group, Inc. (AIG) on Friday, March 31, 2006. His career at AIG spanned more than 38 years where he held numerous leadership roles including President from 1991 to1997 and most recently as Senior Vice Chairman, General Insurance. Mr. Tizzio remains an Honorary Director of AIG and has agreed to serve as an advisor to that company. He is also active as a trustee of the American Institute for Property and Liability Underwriters and the Insurance Institute of America. In 2003, he received the National Italian American Foundation Lifetime Achievement award.

"Mr. Tizzio has had a distinguished career and is widely respected in the industry.  We look forward to his guidance and counsel as we expand nationally," said Bruce Marlow, President & Chief Executive Officer. “He has a wealth of knowledge and experience earned over a lifetime in our industry. We are honored to have him join our Board and contribute to our continued growth and our corporate governance activities.”

Mr. Tizzio will fill the vacancy left by the late James P. Miscoll, former Vice-Chairman of Bank of America, who resigned from the Board due to health reasons on January 20, 2006.

“Jim was energetic with his Board responsibilities until the end. We greatly miss the stewardship he provided to us for eight years,” added Marlow.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.